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PennyMac Mortgage Investment Trust Reports

Third Quarter 2021 Results

Westlake Village, CA, November 4, 2021 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported a net loss attributable to common shareholders of $43.9 million, or $(0.45) per common share on a diluted basis for the third quarter of 2021, on net investment income of $47.9 million. PMT previously announced a cash dividend for the third quarter of 2021 of $0.47 per common share of beneficial interest, which was declared on September 21, 2021 and paid on October 28, 2021 to common shareholders of record as of October 15, 2021.

Third Quarter 2021 Highlights

Financial results:

•	Net loss attributable to common shareholders of $43.9 million, down from net income of $31.9 million in the prior quarter
o	Strong performance of government-sponsored enterprise (GSE) credit risk transfer (CRT) investments and correspondent production segment results
o

The fair value of mortgage servicing rights (MSRs) was significantly impacted by the FHFA’s elimination of the Adverse Market Refinance Fee, as noted in our second quarter 2021 financial reports, as well as elevated prepayment speeds; PMT also incurred losses on interest rate hedges and Agency mortgage-backed securities (MBS) as interest rates increased

•	Book value per common share decreased to $19.79 at September 30, 2021 from $20.77 at June 30, 2021[1]
•	Raised $250 million from a sale of 10 million preferred shares in a public equity offering

Other investment and financing highlights:

•	Investment activity driven by strong correspondent production volumes
o	Conventional correspondent loan production volumes of $28.6 billion in unpaid principal balance (UPB), down 6 percent from the prior quarter and up 5 percent from the third quarter of 2020
o	Added $425 million in new MSRs
o	Purchased subordinated securities from two securitizations of Agency-eligible investor loans[2] totaling $548 million in UPB, sourced organically from PMT’s conventional correspondent production volumes

Notable activity after quarter-end:

•

Retained mortgage securities from PMT’s inaugural securitization of investor loans totaling $414 million in UPB; in aggregate, at the end of October the fair value of PMT’s investor loan investments was approximately $60 million

[1]

As described in Note 2 of PMT’s Quarterly Report on form 10Q for the quarter ended September 30, 2021, a recent accounting change requires that beginning in 2022, the portion of PMT’s senior notes that are exchangeable for PMT common shares of beneficial interest originally allocated to additional paid-in capital will be reclassified to the carrying value of the exchangeable notes. Giving effect to this change on the pro forma basis, PMT’s book value as of September 30, 2021 would have been $19.40.

[2]	On August 13 and September 29, 2021, PMT purchased subordinated securities backed by conventional investor loans included in transactions sponsored by Citigroup Global Markets Realty Corp.

“PMT reported a net loss in the third quarter as fair value changes in our Interest Rate Sensitive Strategies had an adverse impact on our results,” said Chairman and CEO David Spector.  “As previously disclosed, FHFA’s elimination of the Adverse Market Refinance Fee contributed to a significant decline in the fair value of PMT’s MSRs in the third quarter, along with continued elevated prepayments.  These impacts were partially offset by strong returns in our credit-sensitive strategies and correspondent production segments.  Looking forward, while rising interest rates are driving a competitive environment for aggregators that presents near term challenges, PMT is well-positioned over the long term with a valuable portfolio of existing investments, alignment to the purchase market in its correspondent production business, and a proven ability to organically generate new investments.  We remain tirelessly focused on driving improved execution and capitalizing on the current and evolving investment environment, and are optimistic about PMT’s ability to deliver attractive returns as we look ahead.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

	Quarter ended September 30, 2021
	Credit sensitive strategies	Interest rate sensitive strategies		Correspondent production		Corporate	Consolidated
	(in thousands)
Net investment income (loss):
Net gains on loans acquired for sale	$-	$-	#	$16,196	#	$-	$16,196
Net gains on investments:
CRT investments	73,874	-		-		-	73,874
Loans at fair value	652	-		-		-	652
Loans held by variable interest entity net of asset-backed secured financing	-	1,422		-		-	1,422
Mortgage-backed securities	-	(18,591)		-		-	(18,591)
Hedging derivatives	1,238	(1,289)		-		-	(51)
	75,764	(18,458)		-		-	57,306
Net loan servicing fees	-	(53,343)		-		-	(53,343)
Net interest (expense) income:
Interest income	617	18,260	#	38,975	#	432	58,284
Interest expense	13,857	41,482	#	20,150	#	-	75,489
	(13,240)	(23,222)		18,825		432	(17,205)
Other income	559	-	#	44,341	#	-	44,900
	63,083	(95,023)		79,362		432	47,854
Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	89	20,614	#	43,922	#	-	64,625
Management fees payable to PennyMac Financial Services, Inc.	-	-	#	-	#	8,520	8,520
Other	2,308	1,180	#	7,665	#	4,212	15,365
	$2,397	$21,794		$51,587		$12,732	$88,510
Pretax income (loss)	$60,686	$(116,817)		$27,775		$(12,300)	$(40,656)

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from CRT, and also includes distressed loans and non-Agency subordinated bonds.  Pretax income for the segment was $60.7 million on revenues of $63.1 million, compared to pretax income of $78.5 million on revenues of $82.7 million in the prior quarter.

Net gain on investments in the segment was $75.8 million, down from $98.4 million in the prior quarter.

Net gain on CRT investments for the quarter was $73.9 million, down from $98.0 million in the prior quarter, and included $26.4 million in valuation-related gains which reflects the impact of credit spread tightening and elevated prepayment speeds.  The prior quarter included $38.7 million in such gains.  Net gain on CRT investments also included $33.1 million in realized gains and carry, compared to a gain of $39.1 million in the prior quarter.  Recoveries net of realized losses during the quarter were $14.3 million, primarily related to L Street Securities 2017-PM1, as losses were reversed for loans that had been in forbearance and reperformed.

Net interest expense for the segment totaled $13.2 million, compared to $15.8 million in the prior quarter.  Interest income totaled $0.6 million, up from $0.4 million in the prior quarter.  Interest expense totaled $13.9 million, down from $16.2 million in the prior quarter due to decreased financing expenses as a result of smaller CRT balances due to prepayments.

Segment expenses were $2.4 million, down from $4.1 million in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. Pretax loss for the segment was $116.8 million on investment losses of $95.0 million, compared to a pretax loss of $65.4 million on net investment losses of $44.0 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs typically increase in fair value whereas Agency MBS typically decrease in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net loss on investments for the segment was $18.5 million, and consisted of $18.6 million of losses on MBS, $1.4 million of gains on loans held by variable interest entities net of asset-backed secured financing, and $1.3 million of losses on hedging derivatives.

Net loan servicing fees produced a net loss of $53.3 million, compared to a net loss of $44.9 million in the prior quarter.  Net loan servicing fees included servicing fees of $137.8 million, up from the prior quarter primarily driven by a larger portfolio, and $14.0 million in other fees, reduced by $81.4 million in realization of MSR cash flows, which was up 17 percent from the prior quarter.  Net loan servicing fees also included $62.8 million in fair value declines of MSRs, $73.8 million in related declines in hedging results, and $13.0 million of MSR recapture income.  PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate sensitive strategies, which include MSRs and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(in thousands)
From non-affiliates:
Contractually specified(1)	$137,804	$124,019	$98,027
Other fees	13,960	24,902	18,660
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(81,398)	(69,613)	(53,418)
Other	(62,843)	(229,885)	(13,055)
	(144,241)	(299,498)	(66,473)
(Losses) gains on hedging derivatives	(73,841)	94,116	962
	(218,082)	(205,382)	(65,511)
	(66,318)	(56,461)	51,176
From PFSI—MSR recapture income	12,975	11,549	9,251
Net loan servicing fees	$(53,343)	$(44,912)	$60,427
(1) Includes contractually specified servicing fees, net of guarantee fees.

MSR fair value declined by $62.8 million in the quarter, and consisted of $63.8 million in fair value increases due to changes in interest rates, $56.2 million in fair value decreases due to FHFA’s elimination of the Adverse Market Refinance Fee, and $70.4 million in other valuation losses, primarily due to elevated levels of prepayment activity and increases to short-term prepayment projections. Agency MBS and interest rate hedges also decreased in value as a result of increases in market interest rates. PMT benefited from recapture income from PFSI for elevated prepayment activity during the quarter.  PMT generally benefits from recapture income when the prepayment of a loan underlying PMT’s MSR results from refinancing by PFSI.

Net interest expense for the segment was $23.2 million, versus net interest expense of $29.1 million in the prior quarter.  Interest income totaled $18.3 million, up from $10.1 million in the prior quarter driven by increased placement fees related to custodial deposits and income from MBS investments.  Interest expense totaled $41.5 million, up from $39.1 million in the prior quarter.

Segment expenses were $21.8 million, up modestly from $21.4 million in the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $27.8 million, up from $19.0 million in the prior quarter.

Through its correspondent production activities, PMT acquired $44.0 billion in UPB of loans, down 6 percent from the prior quarter and down 1 percent from the third quarter of 2020.  Of total correspondent acquisitions, conventional conforming acquisitions totaled $28.6 billion, and government-insured or guaranteed acquisitions totaled $15.4 billion, down from $30.5 billion and $16.2 billion, respectively, in the prior quarter. Interest rate lock commitments on conventional loans totaled $29.4 billion, down slightly from $30.3 billion in the prior quarter.

Segment revenues were $79.4 million, a 3 percent decrease from the prior quarter and included net gain on loans acquired for sale of $16.2 million, other income of $44.3 million, which primarily consists of volume-based origination fees, and net interest income of $18.8 million.  Net gain on loans acquired for sale in the quarter decreased by $11.5 million from the prior quarter as a result of lower volumes and margins. Interest income was $39.0 million, up from $32.5 million in the prior quarter due to higher average rates on newly originated loans, and interest expense was $20.2 million, down from $23.9 million in the prior quarter.

Segment expenses were $51.6 million, down from $63.2 million in the prior quarter driven by decreases in acquisition volumes and the weighted average fulfillment fee rate. The weighted average fulfillment fee rate in the third quarter was 15 basis points, down from 18 basis points in the prior quarter reflecting discretionary reductions by PMT’s manager, PFSI, to facilitate successful loan acquisitions for PMT.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $0.4 million, down from $0.7 million in the prior quarter. Management fees were $8.5 million, down 28 percent from the prior quarter as no incentive fees were paid to PFSI based on PMT’s profitability. Other segment expenses were $4.2 million, down from $7.1 million in the prior quarter.

Taxes

PMT recorded a tax benefit of $4.7 million driven by fair value declines in MSRs held in PMT’s taxable subsidiary.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning after the market closes on Thursday, November 4, 2021.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics such as COVID-19; the impact to our CRT agreements of increased borrower requests for forbearance under the CARES Act; changes in interest rates; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or manmade disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the degree and nature of the Company’s competition; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; our substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, default and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct its business; the Company’s ability to detect misconduct and fraud; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as the Government National Mortgage Association, the Federal Housing Administration or the Veterans Administration, the U.S. Department of Agriculture, or government-sponsored entities such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of REITs, or the exclusions from registration as an investment company); the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2021	June 30, 2021	September 30, 2020
	(in thousands except share amounts)
ASSETS
Cash	$131,741	$68,616	$278,486
Short-term investments at fair value	116,130	44,890	81,624
Mortgage-backed securities at fair value	2,471,033	2,309,864	2,404,766
Loans acquired for sale at fair value	4,979,256	5,535,300	4,024,494
Loans at fair value	895,880	350,401	193,832
Excess servicing spread received from PennyMac Financial Services, Inc. at fair value	-	-	142,990
Derivative and credit risk transfer strip assets	97,688	88,278	107,436
Real estate acquired in settlement of loans	10,473	14,715	35,697
Deposits securing credit risk transfer arrangements	1,962,800	2,256,047	1,417,792
Mortgage servicing rights at fair value	2,825,501	2,551,373	1,388,403
Servicing advances	115,961	111,858	46,897
Due from PennyMac Financial Services, Inc.	19,162	19,216	18,872
Other	242,975	247,554	313,778
Total assets	$13,868,600	$13,598,112	$10,455,067
LIABILITIES
Assets sold under agreements to repurchase	$7,025,147	$7,193,671	$5,439,835
Mortgage loan participation and sale agreements	45,044	28,037	79,721
Exchangeable senior notes	499,612	496,825	196,058
Notes payable secured by credit risk transfer and mortgage servicing assets	2,633,228	2,829,177	1,602,389
Asset-backed financing of a variable interest entity at fair value	843,163	321,875	175,879
Interest-only security payable at fair value	12,000	13,185	12,940
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	-	-	86,958
Derivative and credit risk transfer strip liabilities at fair value	68,185	86,681	166,080
Firm commitment to purchase credit risk transfer securities at fair value	-	-	148,794
Accounts payable and accrued liabilities	160,112	170,458	94,864
Due to PennyMac Financial Services, Inc.	49,993	61,883	122,478
Income taxes payable	11,880	16,616	33,164
Liability for losses under representations and warranties	40,909	36,314	14,641
Total liabilities	11,389,273	11,254,722	8,173,801
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	541,482	299,707	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 97,006,694, 97,911,249 and 98,789,406 common shares, respectively	970	979	988
Additional paid-in capital	2,120,457	2,138,422	2,111,854
Accumulated deficit	(183,582)	(95,718)	(131,283)
Total shareholders' equity	2,479,327	2,343,390	2,281,266
Total liabilities and shareholders' equity	$13,868,600	$13,598,112	$10,455,067

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarterly Periods Ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(in thousands, except per share amounts)
Investment Income
Net gains on loans acquired for sale	$16,196	$27,726	$98,422
Loan origination fees	44,189	45,714	38,547
Net gains on investments	57,306	128,405	19,597
Net loan servicing fees:
From nonaffiliates
Servicing fees	151,764	148,921	116,687
Change in fair value of mortgage servicing rights	(144,241)	(299,498)	(66,473)
Hedging results	(73,841)	94,116	962
	(66,318)	(56,461)	51,176
From PennyMac Financial Services, Inc.	12,975	11,549	9,251
	(53,343)	(44,912)	60,427
Interest income	58,284	43,686	60,623
Interest expense	75,489	79,202	59,017
Net interest (expense) income	(17,205)	(35,516)	1,606
Other	711	149	2,414
Net investment income	47,854	121,566	221,013
Expenses
Earned by PennyMac Financial Services, Inc.:
Loan fulfillment fees	43,922	54,020	54,839
Loan servicing fees	20,703	20,015	18,752
Management fees	8,520	11,913	8,508
Loan origination	6,594	7,986	7,234
Loan collection and liquidation	2,126	3,975	1,082
Safekeeping	2,306	2,592	1,075
Professional services	949	1,897	1,554
Compensation	(383)	1,328	1,039
Other	3,773	4,043	4,733
Total expenses	88,510	107,769	98,816
(Loss) income before (benefit from) provision for income taxes	(40,656)	13,797	122,197
(Benefit from) provision for income taxes	(4,701)	(24,295)	22,650
Net (loss) income	(35,955)	38,092	99,547
Dividends on preferred shares	7,969	6,235	6,234
Net (loss) income attributable to common shareholders	$(43,924)	$31,857	$93,313
( Loss) earnings per share
Basic	$(0.45)	$0.32	$0.94
Diluted	$(0.45)	$0.32	$0.94
Weighted average shares outstanding
Basic	97,501	97,927	99,227
Diluted	97,501	98,034	99,424